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                                             ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -

Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR BROADENS MANAGEMENT TEAM

Plymouth, MI / Hamburg, Germany, December 16, 2005 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that it has expanded its executive management team with immediate effect.

Ingrid Mittelstaedt has been appointed Chief Financial Officer. Ingrid has been with the company since 1997 as Head of Corporate Controlling during which time she worked very closely with Gunther Braun, former CFO and current CEO and President of RSTI. Ingrid holds a Master's Degree in Economic Sciences from the University of Buenos Aires and is an Argentinean certified public accountant.

Thomas Merk has taken over as Chief Operating Officer Rofin Micro Business and Lou Molnar will be Chief Operating Officer Rofin Macro Business. Both have been with Rofin since 2000. Mr. Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany and Mr. Molnar holds a BS in Electrical Engineering from Oakland University and a Master's Degree in Business Administration, with a Minor in Marketing, from Michigan State University.

Gunther Braun, CEO and President of RSTI, commented, "I am very pleased that we were able to find the internal talent to assume new functions and greater responsibilities at Rofin. In Ingrid, Lou, Thomas and our Chief Technology Officer, Dr. Ulrich Hefter, I am confident that we have found the most qualified and committed managers to deepen and strengthen our management roster. The team's know-how and skills in their various areas of expertise will further strengthen Rofin's ability to capitalize on our broad technology and product platform and to continue our long track record of strategic and operational execution."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.
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